Genesys Industries Updates Growth Strategy & Sets CapEx for Opportunistic Investments in New Machinery.

NEW YORK, NY – August 20th, 2020 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN a diversified multi-industry advanced manufacturer of complex components and products announced today that it is evolving and accelerating its growth strategy in response to the pandemic induced severe contraction occurring in certain segments of the manufacturing industry.

Company Spokesperson commented, “We are very excited about the opportunity Genesys Industries has in the diversified advanced manufacturing industry. It may seem counter-intuitive to make any investment in certain segments of this industry amid the disruption due to Covid-19, but Genesys Industries is in the enviable positon of having a stable backlog. Our focus is to increase capacity with acquiring new automated state-of-the-art machines at opportunistic prices and we have set 2020 (CapEx) Capital Expenditures at around $ 1M (one million dollars) for this effort. This will greatly enhance productivity and sales while reducing payroll and headcount. We are also developing new product lines in specific verticals.

The impact of the virus on certain verticals and segments of the advanced manufacturing industry is severe but by focusing on a diversified customer base and broad capabilities, we have not seen any dramatic effects. While we have seen deferrals of product orders in certain industry sectors, we are filling the gap by accelerating production from our automation, industrial and commercial customers. We further believe that the contraction will result in production moving to manufacturers who are clearly well positioned to survive this cycle.

The company is now focusing on automating its manufacturing processes due to a skilled labor shortage and unreliable workforce recruitment. By installing robotic equipment that is capable of automated “lights out” production, we will increase productivity and be less dependent on production labor. The pandemic did have a significant and negative short term impact on Genesys Industries. We suffered increased employee absenteeism, idle equipment and disruption due to temporary closures of raw material supplier’s facilities, we struggled to fill open positions from a lack of candidates from the labor pool due to stimulus payments and increased unemployment benefits making it difficult to find and seek qualified candidates. It has been difficult to find and retain production employees when they are receiving several times more than they were prior to the pandemic with stimulus and unemployment benefits. This has led us to commence the planning of our machinery automation efforts to not encounter disruptions caused by absenteeism and the lack of finding qualified candidates.”

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of precision components and products.   The company is a vertically integrated precision cnc manufacturing and fabrication company with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aviation, Automation, Automotive, Space, Food Processing, Industrial, Maritime, Medical, Railroad, Robotics, Oil and Gas, Packaging, Telecom, Transportation and many more.  Follow us on twitter @genesysind
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

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